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EXHIBIT 21.1

                              List of Subsidiaries

1.       Predictive Limited - England and Whales
2.       Predictive Systems, B.V. - Netherlands
3.       Global Integrity Corporation - Delaware
4.       Synet Service Corporation - Delaware